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                                                                      EXHIBIT 99

                                                          CONTACT: MARC ROWLAND,
                                                         CHIEF FINANCIAL OFFICER
                                                                  (405) 879-9232

FOR IMMEDIATE RELEASE                                 TOM PRICE, VICE PRESIDENT-
AUGUST 18, 1999                                            CORPORATE DEVELOPMENT
                                                                  (405) 879-9257

                     CHESAPEAKE ENERGY CORPORATION ANNOUNCES
                     EXERCISE OF GOTHIC COMMON STOCK WARRANT

OKLAHOMA CITY, OKLAHOMA, AUGUST 18, 1999 - Chesapeake Energy Corporation (NYSE:
CHK) today announced that it had fully exercised on a cashless basis the common stock purchase warrant issued to it from Gothic Energy Corporation in March 1998 and had thereby acquired 2,394,125 shares of Gothic's common stock. Chesapeake now owns approximately 13% of Gothic's common stock.

The warrant for 2,439,246 shares had been issued to Chesapeake as part of a transaction involving the acquisition by Chesapeake of shares of Gothic's Senior Redeemable Preferred Stock, a 50% interest in Gothic's Arkoma basin natural gas and oil properties and a 50% interest in substantially all of Gothic's undeveloped acreage. The shares were issued pursuant to the cashless exercise provisions of the warrant that permitted Chesapeake to surrender the right to exercise the warrant in exchange for a number of shares (45,121) of Gothic common stock.


                                      ####

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 1998 and the report filed on Form 10-Q for the quarter ended March 31, 1999.

Chesapeake Energy Corporation is an independent natural gas producer headquartered in Oklahoma City. The company's operations are focused on developmental drilling and property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chesapeake-energy.com.